Exhibit 16.1

June 5, 2013

Office of Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 of the Amendment 2 to Form 8-K for June 5, 2013 of GDT Tek, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our resignation. We cannot confirm or deny that the appointment of Keith K. Zhen, CPA was approved by the Board of Directors or that he was not consulted prior to his appointment as auditor.

/s/ Demetrius Berkower LLC